As filed with the Securities and Exchange Commission on March 1, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SouthState Corporation

(Exact name of registrant as specified in its charter)

South Carolina	57-0799315
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1101 First Street South, Suite 202

Winter Haven, Florida 33880

(Address and Zip Code of Principal Executive Offices)

Atlantic Capital Bancshares, Inc. 2015 Stock Incentive Plan

First Security Group, Inc. 2012 Long-Term Incentive Plan

First Security Group, Inc. 2002 Long-Term Incentive Plan(Full title of the plans)

John C. Corbett

Chief Executive Officer

SouthState Corporation

1101 First Street South, Suite 202

Winter Haven, Florida 33880

(863) 293-4710

(Name, Address, and Telephone Number, including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	⌧	Accelerated filer	◻
Non-accelerated filer	◻	Smaller reporting company	◻
		Emerging growth company	◻

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ◻

EXPLANATORY NOTE

Pursuant to that certain Agreement and Plan of Merger, dated as of July 22, 2021, by and between Atlantic Capital Bancshares, Inc., a Georgia corporation (“ACBI”) and SouthState Corporation, a South Carolina corporation (the “Registrant” or “SouthState”), on March 1, 2022, ACBI merged with and into the Registrant, with the Registrant as the surviving entity (the “Merger”).

At the effective time of the Merger, each outstanding stock option, restricted stock award, performance share award and other right to acquire common stock of ACBI (each, a “Legacy ACBI Award”) granted under the: (i) Atlantic Capital Bancshares, Inc. 2015 Stock Incentive Plan; (ii) First Security Group, Inc. 2012 Long-Term Incentive Plan; and (iii) First Security Group, Inc. 2002 Long-Term Incentive Plan (such plans, as may have been amended and restated from time to time, collectively, the “Legacy ACBI Plans”), converted into a corresponding award with respect to shares of common stock, par value $2.50 per share, of the Registrant (“Common Stock”). This Registration Statement on Form S-8 (this “Registration Statement”) is being filed for the purpose of registering up to 163,500 shares of Common Stock outstanding pursuant to, or issuable upon the exercise or settlement of, the converted Legacy ACBI Awards.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information to be specified in Item 1 and Item 2 of Part I of this Registration Statement is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of Form S-8. The documents containing the information to be specified in Part I will be delivered to the holders as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) by the Registrant are hereby incorporated into this Registration Statement by reference (other than information in such filings deemed, under Commission rules or otherwise, not to have been filed with the Commission):

1.	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the Commission on February 25, 2022 (the “Annual Report”);
2.	The Registrant’s Current Reports on Form 8-K filed with the Commission on January 24, 2022, February 14, 2022, February 24, 2022 and March 1, 2022;
3.	All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Annual Report; and
4.	The description of the Registrant’s common stock contained in the Registration Statement on Form S-4 (File No. 333-259561) filed with the Commission on September 15, 2021, as amended by Amendment No. 1 filed on October 14, 2021, which became effective on October 15, 2021 and any amendments or reports filed for the purposes of updating such description.

In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, subsequent to the date of this Registration Statement (other than information in such filings deemed, under Commission rules or otherwise, not to have been filed with the Commission), prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed document that is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

V. Nicole Comer, Senior Vice President, Deputy General Counsel of the Registrant, has opined as to the legality of the securities being offered by this Registration Statement. As an employee of the Registrant, Ms. Comer participates in incentive plans of the Registrant and is eligible to receive awards under such plans. As of March 1, 2022, Ms. Comer beneficially owned less than 1% of the outstanding Common Stock.

Item 6. Indemnification of Directors and Officers.

Section 33-2-102 of the South Carolina Business Corporation Act of 1988, as amended (the “SCBCA”) permits a South Carolina corporation to include in its articles of incorporation a provision eliminating or limiting the personal liability of its directors to the corporation and its shareholders for monetary damages for breach of fiduciary duty as a director, except: (1) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (2) for acts or omissions not in good faith or which involve gross negligence, intentional misconduct or a knowing violation of law, (3) as imposed for any unlawful distributions as set forth in Section 33-8-330 of the SCBCA or (4) for any transaction from which the director derived an improper personal benefit. SouthState’s articles of incorporation contain such a provision, thereby limiting the liability of its directors to the maximum extent permitted by South Carolina law.

Section 33-8-510 of the SCBCA permits a South Carolina corporation to indemnify an individual who is made a party to any proceeding because he or she is or was a director against liability incurred in the proceeding if he or she: (1) conducted himself or herself in good faith, (2) reasonably believed that his or her conduct was in the corporation’s best interest or, if he or she was not acting in his or her official capacity, that such conduct was at least not opposed to the corporation’s best interest and (3) in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The SCBCA provides that where a director is a defendant in a proceeding by or in the right of the corporation, the director may not be indemnified if he or she is adjudged liable to the corporation. The SCBCA also provides that a director may not be indemnified in respect of any proceeding alleging improper personal benefit in which he or she was adjudged liable on the grounds that personal benefit was improperly received by such director. Under Section 33-8-540 of the SCBCA, a director found liable in a proceeding by or in the right of the corporation or in a proceeding alleging improper personal benefit may petition a court to nevertheless order indemnification of reasonable expenses if the court determines that the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances.

Section 33-8-520 of the SCBCA provides that, unless limited by the articles of incorporation of a South Carolina corporation, a director who is wholly successful on the merits or otherwise in defense of any proceeding to which such director was a party because such director is or was a director of the corporation must be indemnified against reasonable expenses. Section 33-8-530 of the SCBCA provides that a South Carolina corporation may advance reasonable expenses to a director upon the corporation’s receipt of (1) a written affirmation by the director of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (2) a written undertaking, executed by the director or on his or her behalf, to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met, so long as a determination is made by the corporation that indemnification is proper under Section 33-8-530 of the SCBCA.

Section 33-8-560 of the SCBCA provides that unless a corporation’s articles of incorporation provide otherwise: (1) an officer of the corporation who is not a director is entitled to mandatory indemnification under Section 33-8-520, and is entitled to apply for court-ordered indemnification under Section 33-8-540, in each case to the same extent as a director; (2) the corporation may indemnify and advance expenses to an officer, employee, or agent of the corporation who is not a director to the same extent as to a director; and (3) a corporation also may indemnify and advance expenses to an officer, employee or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors or contract.

SouthState’s bylaws provide for the indemnification of any current and former directors and officers to the fullest extent authorized by law against (a) reasonable expenses, including attorneys’ fees, incurred by him or her in connection with any threatened, pending or completed civil, criminal, administrative, investigative or arbitrative action, suit or proceeding (and any appeal therein), whether or not brought by or on behalf of SouthState, seeking to hold him or her liable by reason of the fact that he or she is or was acting in such capacity, and (b) reasonable payments made by him or her in satisfaction of any judgment, money decree, fine (including an excise tax assessed with respect to an employee benefit plan), penalty or settlement for which he or she may have become liable in any such action, suit or proceeding. SouthState’s bylaws further provide that the foregoing right to indemnification shall include the right to be paid by SouthState the reasonable expenses (including attorney’s fees) incurred in defending any such action, suit or proceeding in advance of its final disposition; provided, however, that, if required by law, an advancement of expenses incurred by a claimant shall be made only if: (a) the claimant furnishes SouthState with a written affirmation of his or her good faith belief that he or she met the standard of conduct required by law; and (b) the claimant furnishes South Sate with a written undertaking, executed personally on his or her behalf, to repay the advance if it is ultimately determined that he or she did not meet the standard of conduct.

SouthState’s bylaws provide that SouthState may, to the extent authorized from time to time by SouthState’s board of directors, grant rights of indemnification and to the advancement of expenses to any employee or agent of SouthState consistent with the other provisions of SouthState’s bylaws concerning the indemnification of SouthState directors and officers. SouthState’s bylaws provide that SouthState may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of SouthState or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not SouthState would have the power to indemnify such person against such expense, liability or loss under applicable law.

The foregoing is only a general summary of certain aspects of South Carolina law and SouthState’s articles of incorporation and bylaws dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of those Sections of the SCBCA referenced above and the SouthState’s articles of incorporation and bylaws.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description
4.1	Specimen SouthState Corporation Common Stock Certificate (incorporated herein by reference to Exhibit 4.1 to SouthState Corporation’s Annual Report on Form 10-K, filed on February 27, 2015)
4.2

Amended and Restated Articles of Incorporation of SouthState Corporation (incorporated herein by reference to Exhibit 3.1 to SouthState Corporation’s Current Report on Form 8-K, filed on October 28, 2014)

4.3

Articles of Amendment to the Amended and Restated Articles of Incorporation of SouthState Corporation (incorporated herein by reference to Exhibit 3.1 to SouthState Corporation’s Current Report on Form 8-K, filed on October 26, 2017)

4.4

Articles of Amendment to the Amended and Restated Articles of Incorporation of SouthState Corporation (incorporated herein by reference to Exhibit 3.1 to SouthState Corporation’s Current Report on Form 8-K, filed on June 8, 2020)

4.5

Articles of Amendment to the Amended and Restated Articles of Incorporation of SouthState Corporation (incorporated herein by reference to Exhibit 4.5 to SouthState Corporation’s Registration Statement on Form S-8, filed on November 30, 2020)

4.6

Articles of Amendment to the Amended and Restated Articles of Incorporation of SouthState Corporation (incorporated herein by reference to Exhibit 3.1 to SouthState Corporation’s Current Report on Form 8-K, filed on September 3, 2021)

4.7	Amended and Restated Bylaws of SouthState Corporation (incorporated herein by reference to Exhibit 3.1 to SouthState Corporation’s Current Report on Form 8-K, filed on February 24, 2022)
5.1	Opinion of V. Nicole Comer, Senior Vice President, Deputy General Counsel of the Registrant
23.1	Consent of Dixon Hughes Goodman LLP
23.2	Consent of V. Nicole Comer, Senior Vice President, Deputy General Counsel of the Registrant (included in Exhibit 5.1)
24.1	Power of Attorney (included on the Signature Page)
99.1

Atlantic Capital Bancshares, Inc. 2015 Stock Incentive Plan, as amended and restated effective May 16, 2018 (incorporated herein by reference to Exhibit 10.1 to ACBI’s Quarterly Report on Form 10-Q (File No. 001-37615), filed on August 8, 2018

99.2

First Security Group, Inc. 2012 Long-Term Incentive Plan, as amended and restated, as further amended and assumed by ACBI (incorporated herein by reference to Exhibit 99.1 to ACBI’s Post-Effective Amendment No. 1 on Form S-8 to Form S-4 (File No. 333-204855), filed on November 2, 2015

99.3

First Security Group, Inc. 2002 Long-Term Incentive Plan, as amended, as further amended and assumed by ACBI (incorporated herein by reference to Exhibit 99.2 to ACBI’s Post-Effective Amendment No. 1 on Form S-8 to Form S-4 (File No. 333-204955), filed on November 2, 2015

107.1	Filing Fee Table (filed herewith)

Item 9. Undertakings.

(a)The Registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and
(iii)To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act, that are incorporated by reference in this Registration Statement;

(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;
(b)The Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;
(c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winter Haven, State of Florida, on March 1, 2022.

SOUTHSTATE CORPORATION

By:	/s/ William E. Matthews, V
Name:	William E. Matthews, V
Title:	Senior Executive Vice President and Chief Financial Officer

We, the undersigned officers and directors of SouthState Corporation, hereby severally constitute and appoint John C. Corbett and William E. Matthews, V, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-8 filed herewith and any and all subsequent amendments to said Registration Statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable SouthState Corporation to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on March 1, 2022.

Signature	Title

/s/ Robert R. Hill, Jr.	Executive Chairman and Director
(Robert R. Hill, Jr.)

/s/ John C. Corbett	Chief Executive Officer and Director
(John C. Corbett)	(Principal Executive Officer)

/s/ William E. Matthews, V	Senior Executive Vice President and Chief Financial Officer
(William E. Matthews, V)	(Principal Financial Officer and Principal Accounting Officer)

/s/ Ronald M. Cofield, Sr.	Director
(Ronald M. Cofield, Sr.)

/s/ Shantella E. Cooper	Director
(Shantella E. Cooper)

/s/ Jean E. Davis	Director
(Jean E. Davis)

/s/ Martin B. Davis	Director
(Martin B. Davis)

/s/ Robert H. Demere, Jr.	Director
(Robert H. Demere, Jr.)

/s/ Cynthia A. Hartley	Director
(Cynthia A. Hartley)

/s/ Douglas J. Hertz	Director
(Douglas J. Hertz)

/s/ John H. Holcomb, III	Director
(John H. Holcomb, III)

/s/ Robert R. Horger	Director
(Robert R. Horger)

/s/ Charles W. McPherson	Director
(Charles W. McPherson)

/s/ G. Ruffner Page, Jr.	Director
(G. Ruffner Page, Jr.)

/s/ Ernest S. Pinner	Director
(Ernest S. Pinner)

/s/ John C. Pollok	Director
(John C. Pollok)

/s/ William K. Pou, Jr.	Director
(William K. Pou, Jr.)

/s/ David G. Salvers	Director
(David G. Salyers)

/s/ Joshua A. Snively	Director
(Joshua A. Snively)

/s/ Kevin P. Walker	Director
(Kevin P. Walker)

(Constituting a majority of the Board of Directors of SouthState Corporation)